Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 30, 2020

Board of Directors

CNB Financial Corporation

31 South Second Street

P.O. Box 42

Clearfield, Pennsylvania 16830

Ladies and Gentlemen:

We have acted as counsel to CNB Financial Corporation, a Pennsylvania corporation (“CNB”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2019, by and among CNB, CNB Bank, a Pennsylvania-chartered nonmember bank (“CNB Bank”) and Bank of Akron, a New York-chartered nonmember bank (the “Company”). For purposes of this opinion, the term “Merger” refers to the merger of the Company with and into CNB Bank, with CNB Bank surviving as a wholly owned subsidiary of CNB, all as more fully described in the Merger Agreement, the Form S-4 filed in connection with the Merger and the proxy statement/prospectus contained therein, as amended or supplemented through the effective date thereof (the “Registration Statement”), and the other documents included or described in the Registration Statement. Unless otherwise indicated, all terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.1

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; (3) factual representations and certifications made to us by CNB, CNB Bank and the Company (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of CNB, CNB Bank and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by the Company from Hodgson Russ LLP with respect to the tax consequences of the proposed transactions (the “Hodgson Russ Opinion”).

Assumptions and Representations

[1]	All section references are to the United States Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

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In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.

All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.

All representations, warranties, and statements made or agreed to by CNB, CNB Bank, the Company and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Merger Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

3.

The Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

4.	The Hodgson Russ Opinion has been concurrently delivered and not withdrawn.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described herein and therein, constitutes our opinion of the material tax consequences.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.    This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Internal Revenue Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the United States Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the

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issues would not hold contrary to such opinion. Neither CNB nor the Company has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the effective time of the Merger.

2.    This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3.    Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Merger Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transactions other than those set forth in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement and the Registration Statement are not consummated in accordance with the terms of the Merger Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP